Exhibit 5.1

[STANDARD PARKING CORPORATION LETTERHEAD]

April 22, 2008

Board of Directors

Standard Parking Corporation

900 North Michigan Avenue

Suite 1600

Chicago, Illinois  60611

Re:                             Registration Statement on Form S-8 dated April 22, 2008

Standard Parking Corporation Long-Term Incentive Plan (the “Plan”)

I am Executive Vice President, General Counsel and Secretary of Standard Parking Corporation (the “Company”).  In that capacity, I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to register 175,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”) to be issued pursuant to the Plan.

In furnishing this opinion, I, or attorneys under my supervision, have participated in the preparation of the Form S-8 Registration Statement relating to the Plan.  In addition, I, or attorneys under my supervision, have examined such documents, legal opinions and precedents, corporate and other records of the Company that I have deemed necessary or appropriate to provide a basis for the opinions set forth below.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all original documents submitted to me as certified or photostatic copies.

We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

On the basis of the foregoing, I am of the opinion that upon the issuance and sale of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

I do not purport to be an expert on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ Robert N. Sacks
Robert N. Sacks